EXHIBIT 5.1


                           [AMTRAN, INC. LETTERHEAD]



                                                             January 25, 2000
Amtran, Inc.
7337 West Washington Street
Indianapolis, IN 46231

       RE:  Amtran, Inc. Registration Statement on Form S-4
            -----------------------------------------------

Dear Sirs:

          I am the General Counsel of Amtran, Inc., an Indiana corporation (the "Company"), and am rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") of the Company, with respect to $75,000,000 aggregate principal amount of 10- 1/2% Senior Exchange Notes due 2004 (the "Exchange Notes") of the Company. The Exchange Notes are being issued in exchange for $75,000,000 aggregate principal amount of the Company's 10-1/2% Senior Notes due 2004 (the "Outstanding Notes"), pursuant to an exchange offer (the "Exchange Offer"). The Outstanding Notes were originally issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

          I have examined (i) the Indenture, dated July 24, 1997, as supplemented by the First Supplemental Indenture, dated December 21, 1999 (the "Indenture") among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Leisure Corp. (formerly ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc., Amber Air Freight Corporation and Chicago Express Airlines, Inc. as guarantors (the "Guarantors"), and First Security Bank, N.A., as trustee (the "Trustee"), pursuant to which the Exchange Notes will be issued; and (ii) such other documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

     2. Each of the Guarantors is a corporation duly organized and validly existing under the laws of the State of Indiana, except for Chicago Express Airlines, Inc., which is duly organized and validly existing under the laws of the state of Illinois.

     3. The Indenture has been duly authorized, executed and delivered by each of the Company, the Guarantors and the Trustee.

     4. The Guarantees (as defined in the Indenture) have been duly authorized and issued by the Guarantors.

     5. At the time the Exchange Offer is consummated, the Exchange Notes will have been duly authorized, executed, authenticated by each of the Company, the Guarantors and the Trustee, and delivered in exchange for the Outstanding Notes pursuant to the Exchange Offer.

          I am admitted to practice in the State of Indiana, and I express no opinion as to matters governed by any laws other than the laws of the State of Indiana and the Federal laws of the United States of America.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

                                        Very truly yours,


                                        /s/ Brian T. Hunt
                                        ------------------
                                        Brian T. Hunt